Exhibit 99.3

TELUS Corporation

TELUS

EMPLOYEE SHARE PURCHASE PLAN

PLAN TERMS

Amended and Restated as of August 2, 2018

TABLE OF CONTENTS

Article 1 INTERPRETATION	2

1.1	Definitions	2
1.2	Headings	4
1.3	Number and Gender	4

Article 2 PURPOSE OF THE PLAN	4

2.1	Establishing the Plan	4
2.2	Qualification of Plan	5
2.3	Source of Contribution	5

Article 3 ELIGIBILITY AND PARTICIPATION	5

3.1	Eligibility	5
3.2	Right to Refuse Participation	5
3.3	Enrollment	5
3.4	Notice of Participation to Record Keeper	5

Article 4 PARTICIPANT CONTRIBUTIONS	6

4.1	Participant Contributions	6
4.2	Allocation of Participant Contributions	6
4.3	Timing of Participant Contributions	6
4.4	RRSP and TFSA Transfers	6

Article 5 EMPLOYER CONTRIBUTIONS	7

5.1	Employer Contributions	7
5.2	Allocation of Employer Contributions	7
5.3	Timing of Employer Contributions	7
5.4	Vesting Period for Employer Contributions	8

Article 6 INVESTMENT OF CONTRIBUTIONS	8

6.1	Investment of Contributions	8
6.2	Holding of Participant Account Assets	8
6.3	Purchases and Allocation of Common Shares	8
6.4	Matched Purchases and Sales	9
6.5	Allocation of Income	9
6.6	Income Tax Allocations	9
6.7	Brokerage Commissions	9
6.8	Right to Withdraw Vested Assets	9
6.9	Deemed Termination	10
6.10	Termination of Participation	10

Article 7 VOTING AND HOLDING OF SECURITIES	11

7.1	Voting	11
7.2	Securities Held by Trustee	11
7.3	Notices to Participants	11

Article 8 TERMINATION OF EMPLOYMENT	11

8.1	Termination Settlement	11
8.2	Termination with Cause	12
8.3	No Contributions in Last Pay Period	12
8.4	Discharge of Obligations	12

Article 9 DEATH, DISABILITY, OR LEAVE OF ABSENCE	12

9.1	Entitlement of a Beneficiary	12
9.2	Disability or Leave of Absence	12

Article 10 BENEFICIARIES UNDER RRSP	12

10.1	Trustee Duties	12
10.2	Obligations of Beneficiary	12

Article 11 PLAN AMENDMENT, TERMINATION AND INTERPRETATION	13

11.1	Plan Amendment or Termination	13
11.2	Trustee Duties	13
11.3	Termination of Plan	13

Article 12 GENERAL PROVISIONS AND ADMINISTRATION	13

12.1	Voluntary Plan	13
12.2	The Administrator	13
12.3	Employer’s Liability	14
12.4	No Assignment	14
12.5	Applicable Law	14
12.6	Bankruptcy of Employer	14
12.7	Trustee	14
12.8	Further Agreements	14
12.9	Administration by Record Keeper	14
12.10	Records	14
12.11	Issue of Statements	15
12.12	Expenses	15
12.13	Tax Information	15
12.14	Enurement	15
12.15	Severability	15

TELUS EMPLOYEE SHARE PURCHASE PLAN

This Plan is amended and restated as of August 2, 2018, as approved by the Board on August 2, 2018. This Plan was previously amended and restated as of February 8, 2017.

ARTICLE 1
INTERPRETATION

1.1	Definitions

For purposes of this Plan, the expressions set forth below shall have the following meanings: “Act” means the Income Tax Act (Canada), as amended from time to time;

“Administrator” means the person or persons appointed from time to time by the Company to administer the Plan;

“Beneficiary” means any person or persons designated by a Participant in an enrollment form, in the form provided from time to time by an Employee, to receive benefits hereunder in the event of the death of such Participant and as described in Section 4.4;

“Business Day” means any day that is not a Saturday, a Sunday or a statutory holiday in the province in which the Administrator is located, and if there are one or more Administrators, the province in which the Administrator designated by the Company for any Participant or group of Participants is located;

“Common Shares” mean Common Shares without par value in the capital of the Company;

“Company” means TELUS Corporation, a company incorporated under the laws of the Province of British Columbia;

“Effective Date” means February 1, 1999;

“Eligible Compensation” means the regular salary of a Participant plus the annual cash performance bonus of such Participant, together with any bonuses or sales commission paid by the Company to a Participant, but does not include any payment for overtime, long-term disability payments, premium payments, differentials, achievement award payments or any special compensation;

“Employee” or “Employees” means any person or persons, including officers of an Employer, on the payroll of an Employer resident or located in Canada, excluding contract employees;

“Employer” means the Company, any of its wholly-owned subsidiaries or such other corporation or entity as may from time to time be designated by the Administrator and approved by the Company. References herein to “an Employer” or “the Employer” shall be references to each Employer in the context of the Employees or Participants of such Employer;

“Employer Contributions” mean contributions made by the Company or an Employer pursuant to Section 5.1 of this Plan;

“Enrollment Date” means, in respect of an Employee, the date of enrollment or reenrollment as a Participant in the Plan, as the case may be, which date shall be the first day of the pay period on which Participant Contributions to this Plan initially commence or re-commence after a designated period following a suspension or termination from the Plan pursuant to any of Sections 4.1(c), 6.8(a), 6.9 or 6.10. If a Participant has been a participant in a Predecessor Plan and has not been suspended or terminated from the Plan in accordance with Sections 4.1(c), 6.8(a), 6.9 or 6.10, the date of enrollment in that Predecessor Plan shall be deemed to be the date of enrollment in this Plan.

“Forfeiting Participant” has the meaning set out in Section 5.3 of this Plan;

“Investment Date” means one or more Business Days within 5 Business Days of any payroll date on which investments are made pursuant to Section 6.1 of this Plan;

“New Unvested Shares” has the meaning set out in Section 5.3 of this Plan;

“Participant” means an Employee who complies with the provisions of Article 3 hereof, is designated by his/her Employer as a Participant pursuant to Article 3 hereof and executes an enrollment form in the form provided from time to time by an Employer;

“Participant Account” means an account maintained by the Record Keeper in the name of each Participant to account for Employer Contributions and Participant Contributions made in respect of each Participant and any income or loss arising from the investment of such Employer Contributions and Participant Contributions and includes the RRSP account, if any, registered in the name of such Participant;

“Participant Account Assets” mean securities and other assets held from time to time in a Participant Account;

“Participant Contributions” mean contributions made by a Participant on his or her own behalf pursuant to Section 4.1 of this Plan;

“Participant’s Election” means a notification in writing or in such other form acceptable to the Record Keeper, Trustee and the Company delivered by the Participant to the Record Keeper requesting the withdrawal of an amount not exceeding the amount permitted to be withdrawn from the Participant Account of such Participant at such time, together with an election directing the Trustee to: (i) deliver to the Participant a direct registration system advice for Vested Shares registered in the name of the Participant; (ii) deliver to the Participant a payment representing the net proceeds from the sale of the Vested Assets in the Participant Account; (iii) electronically transmit to a financial institution designated by the Participant a specified number of Vested Shares; (iv) transfer a specified number of Vested Shares to the Participant’s RRSP or TFSA or (v) any other method provided by the Trustee;

“Plan” means this employee share purchase plan, as amended from time to time;

“Plan Year” means the period beginning on the Effective Date and ending on December 31, 1999 and, thereafter, each twelve month period commencing on January 1st;

“Predecessor Plan” means the BC TELECOM Inc. Employee Share Purchase Plan or the TELUS Corporation Employee Share Plan;

“Record Keeper” means a company from time to time appointed by the Company to be the record keeper of the Plan, responsible for administrative and other record keeping services, to work with the Trustee to operate the Plan on behalf of the Participants;

“RRSP” means a Registered Retirement Savings Plan established with the Trustee within the Plan;

“TELUS Foundation” means TELUS Foundation (or any successor entity resulting from any name- change), a corporation established under the Canada Not-for-profit Corporations Act;

“TFSA” means a Tax Free Savings Account established with the Trustee that is not part of the Plan;

“Trust Agreement” means any agreement entered into between the Company and a Trustee which sets out the authority of the Trustee under the Plan;

“Trustee” means a trust company or trust companies from time to time appointed by the Company to be trustee of the Plan, the RRSP and the TFSA and with whom the Company enters into a Trust Agreement with respect thereto and if there is more than one Trustee, for any particular group of Participants means that Trustee designated by the Company by written notice to the Participants as the Trustee for that group of Participants;

“Unvested Assets” mean all of the Unvested Shares in the Participant’s Account, together with all dividends and dividend reinvestments related to such Unvested Shares, and all uninvested cash from current year Employer Contributions;

“Unvested Shares” mean Common Shares (including fractional Common Shares) in a Participant Account which have not vested pursuant to the terms of the Plan;

“Vested Assets” mean all of the Participant Account Assets, other than any Unvested Assets; and

“Vested Shares” mean all of the Common Shares in the Participant Account other than any Unvested Shares.

1.2	Headings

Article and section headings are included for reference only and shall not be deemed to be a part of the substance of this instrument or in any way enlarge or limit the content or meaning of any article, section or paragraph.

1.3	Number and Gender

In this instrument words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and vice versa; and words importing persons include firms or companies and vice versa.

ARTICLE 2
PURPOSE OF THE PLAN

2.1	Establishing the Plan

(a)	The Plan is hereby established for the benefit of Employees to be effective from and after the Effective Date.

(b)	The purpose of the Plan is to encourage Employees to invest in Common Shares through Participant Contributions and Employer Contributions, thereby providing the Employee with an opportunity to share in the growth and success of the Company and its subsidiaries, by means of participation in the profits of the Employer on the basis provided for herein.

2.2	Qualification of Plan

The Plan is intended to constitute an arrangement under which payments, which are computed by reference to the profits of the Employer from its business or the profits from the business of a corporation with which the Employer does not deal at arm’s length, are required to be made to the Trustee for the benefit of Employees by the Employer, or by a corporation with which the Employer does not deal at arm’s length, within the meaning and for the purposes of subsection 144(1) of the Act, and to that end the Employer shall make an election, pursuant to subsection 144(10) of the Act, in the prescribed manner.

2.3	Source of Contribution

Contributions to the Plan will be made by the Participants pursuant to Article 4 and by the Employer pursuant to Article 5.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

All Employees are eligible to participate in the Plan.

3.2	Right to Refuse Participation

The Employer, in its absolute discretion, shall have the right to refuse any Employee or group of Employees the right of participation or continued participation in the Plan.

3.3	Enrollment

Employees may elect to enroll in the Plan at any time by signing and delivering to the Employer an enrollment form or any other method provided from time to time by an Employer. Participation shall commence on the Enrollment Date. By the delivery of such form to the Employer, an Employee shall be deemed to have among other things, confirmed that a copy of the Plan has been made available to such Employee, and agreed to be bound by all the terms and conditions of the Plan.

3.4	Notice of Participation to Record Keeper

At the time that Employer Contributions and Participant Contributions are made, the Employer shall submit to the Record Keeper a file or record listing each Participant’s name and the amount of the Employer Contributions and Participant Contributions to be allocated to each such Participant Account and shall submit to the Trustee a file or record of the total Employer Contributions and Participant Contributions.

ARTICLE 4
PARTICIPANT CONTRIBUTIONS

4.1	Participant Contributions

(a)	In respect of each pay period, a Participant below the Vice President level may contribute by payroll deduction an amount between one and 20 percent of such Participant’s Eligible Compensation, a Participant at or above the Vice President level but below the Executive Leadership Team level may contribute between one and 40 percent of such Participant’s Eligible Compensation, and a Participant at the Executive Leadership Team level may contribute between one and 55 percent of such Participant’s Eligible Compensation, in each instance whole percentages only being permitted.

(b)	A Participant may change the designated percentage payroll deduction within the range set out in Section 4.1(a) at any time by completing and delivering the form or any other method provided by the Employer for this purpose at least 5 Business Days prior to the commencement of the pay period from which such change is to take effect. Whole percentages only are permitted.

(c)	A Participant may cancel payroll deductions at any time by completing and delivering the form or any other method provided by the Employer for this purpose at least 5 Business Days prior to the commencement of the pay period for which such cancellation is to take effect. A Participant so choosing to cancel will not be eligible to resume payroll deductions for 6 months from the date of cancellation and may resume payroll deductions by completing and delivering the form or any other method provided by the Employer for this purpose electing the amount to be contributed as set out in Section 4.1(a) at least 5 Business Days prior to the commencement of the pay period from which resumption of participation is to take place, provided that a minimum of 6 months has expired from the date the deductions were cancelled. Contributions which are not made during a period of cancellation may not be carried forward in any subsequent period. During a period of cancellation a Participant shall continue to be a member of the Plan for all purposes other than the making of contributions by the Participant and the Employer.

4.2	Allocation of Participant Contributions

Participant Contributions made by a Participant to the Plan shall be credited to the Participant Account in respect of such Participant upon receipt thereof by the Record Keeper.

4.3	Timing of Participant Contributions

Participant Contributions to the Plan shall be made in respect of each pay period of Participants and shall be forwarded by the Employer to the Trustee on each payday in respect of such Participant.

4.4	RRSP and TFSA Transfers

A Participant may request to transfer a specified value of Vested Shares into their RRSP or TFSA by filing with the Record Keeper a completed application for a RRSP or TFSA in the form provided by the Company or any other method approved by the Company and therein authorizing the Trustee to transfer Vested Shares equivalent to the Participant’s specified value into such RRSP or TFSA. A Participant is allowed an unlimited number of transfers of Vested Shares to their RRSP. A transfer of Vested Shares to the Participant’s TFSA is considered a withdrawal from the Plan and is subject to the limits set out in Section 6.8. It is the responsibility of the Participant to ensure that any contribution or transfer to their RRSP or TFSA does not exceed the Participant’s allowable personal contribution limits for such accounts, pursuant to the Act.

Contributions towards the RRSP will be tax deductible and contributions towards the TFSA will not be tax deductible, in accordance with the provisions of the Act.

Notwithstanding the foregoing, an Employee of the Company or its subsidiaries shall only be entitled to effect the contributions or transfers to an RRSP contemplated herein after such Employee has received notice that an RRSP has been established with the Trustee for such Employee.

A Participant may designate a person or persons to receive the benefits payable under the Participant’s RRSP, in the event of the Participant’s death, by notice in such form and executed in such manner as required by the Trustee.

ARTICLE 5
EMPLOYER CONTRIBUTIONS

5.1	Employer Contributions

An Employer shall be required to make a contribution to the Plan, out of the profits of the Employer, of an amount that is between 20 percent and 50 percent of the amount of Participant Contributions which have been made by each Participant. The actual percentage of Employer Contributions within such range shall be designated by the Company and may be altered by it from time to time, at the Company’s sole discretion. The Company may designate different percentages of Employer Contributions for different groups of Participants.

Notwithstanding the above, an Employer shall not be required to make a contribution to the Plan in respect of Participant Contributions exceeding six percent of such Participant’s Eligible Compensation.

5.2	Allocation of Employer Contributions

All Employer Contributions made by the Employer to the Plan in respect of a Participant shall be credited to the Participant Account in respect of each such Participant upon receipt thereof by the Record Keeper.

5.3	Timing of Employer Contributions

Employer Contributions to the Plan shall be made in respect of each pay period of Participants and shall be forwarded by the Employer to the Trustee on each payday in respect of such Participants.

The Company shall be entitled to reduce the aggregate amount of the Employer Contributions deposited with the Trustee for the benefit of Participants in respect of any pay period to the extent that Unvested Shares have been forfeited during such pay period pursuant to Section 8.2 by a Participant (a "Forfeiting Participant"). The Employer Contributions will be reduced by the aggregate of each Forfeiting Participant’s Unvested Shares Cost (as defined below). As soon as practicable after receipt of Employer Contributions that have been reduced by the Company in accordance with this Section 5.3, and the purchase of Common Shares pursuant to Section 6.3 (the "New Unvested Shares"), the Trustee shall ascertain the average cost of the forfeited Unvested Shares and the New Unvested Shares and allocate all such Unvested Shares pursuant to Section 6.3.

For the purposes of this Section 5.3, a Forfeiting Participant’s Unvested Shares Cost is calculated by determining the average cost of all of the Forfeiting Participant’s Unvested Shares and multiplying that cost by the number of the Forfeiting Participant’s Unvested Shares.

5.4	Vesting Period for Employer Contributions

Any Common Shares (including fractional Common Shares) purchased with Employer Contributions during a calendar year will vest on December 31 of the year in which they were purchased. Where December 31 in any year does not fall on a Business Day, then such Common Shares will vest on the Business Day that immediately precedes December 31. Upon vesting, such Vested Shares will be available for withdrawal or transfer pursuant to the terms of the Plan.

ARTICLE 6
INVESTMENT OF CONTRIBUTIONS

6.1	Investment of Contributions

On the next Investment Date after receipt by the Trustee of any Participant Contributions and any Employer Contributions, or as soon as practicable thereafter, the Trustee shall purchase Common Shares using all amounts (other than dividends received on the Common Shares held in the Participant Accounts) which have been credited to the Participant Accounts since the last Investment Date, including interest, dividends or other amounts earned on such amounts, to the extent that such amounts are not required to be distributed under the Plan. The Common Shares purchased shall be purchased on the open market or from private sources, provided that the price in any private purchase does not exceed the then current market price for Common Shares on the Toronto Stock Exchange. All funds (other than dividends received on the Common Shares held in the Participant Accounts) which have been credited to the Participant Accounts during the period between Investment Dates, together with any interest, dividends or other amounts earned on such amounts, shall be invested in the sole and absolute discretion of the Administrator in demand deposits or other short term obligations (or such other financial instruments designated by the Administrator in writing) of any Canadian chartered bank or any trust corporation existing under the laws of Canada or any province thereof as soon as practicable after such funds have been received by the Trustee. Dividends received on the Common Shares will be reinvested in the purchase of Common Shares following each dividend payment date.

6.2	Holding of Participant Account Assets

All Participant Account Assets held by the Trustee shall, to the extent possible, be registered in the name of the Trustee or its nominee and remain so registered until such time as a Participant’s Election pursuant to Section 6.8 is received by the Trustee or a Participant otherwise withdraws or is deemed to have withdrawn from the Plan.

6.3	Purchases and Allocation of Common Shares

Following each pay period the Trustee shall purchase Common Shares estimated to be sufficient to satisfy all Participant Contributions and Employer Contributions received for the period. Cash will be used by the Trustee for the collective purchase of full Common Shares.

The Trustee shall instruct the Record Keeper to allocate Common Shares to each Participant Account on a full or fractional share basis, as appropriate.

6.4	Matched Purchases and Sales

The Trustee may, in its discretion, match purchases and sales of Common Shares. In case of matched purchases and sales, Common Shares will be valued at prices determined by the Trustee to be as near as practicable to the prices of such shares on the Toronto Stock Exchange on the day of such purchase.

6.5	Allocation of Income

All income, including without limitation interest, dividends and capital gains, or losses, including without limitation capital losses, in respect of a Participant Account shall be credited or debited by the Record Keeper as instructed by the Trustee, as the case may be, to that Participant Account upon receipt or realization of such income or losses by the Trustee.

6.6	Income Tax Allocations

In each Plan Year, for the purposes of the Act:

(a)	the Record Keeper shall allocate to Participants all Employer Contributions which have been received by the Trustee in such year. Each Participant shall be allocated the Employer Contributions which relate to such Participant and which have been credited to his or her Participant Account;

(b)	the Record Keeper shall allocate to Participants all profits for such year (other than capital gains or losses sustained by the trust) which is held in Participant Accounts. Each Participant shall be allocated that amount of such profits which has been credited to his or her Participant Account;

(c)	the Record Keeper shall allocate to Participants all capital gains or capital losses of the trust for such year. Each Participant shall be allocated that amount of such capital gains or capital losses which has been credited to his or her Participant Account; and

(d)	the Record Keeper shall allocate to former Participants all amounts each of which is an amount that a former Participant is entitled to deduct under subsection 144(9) of the Act. Each former Participant shall be allocated the amounts which he or she is entitled to deduct under such provision of the Act.

6.7	Brokerage Commissions

Brokerage commissions, transfer taxes and other charges or expenses incurred in the purchase of securities pursuant to the Plan shall be paid by the Employer. Expenses in connection with the disposition of securities pursuant to the Plan, if any, shall be for the account of the Participants and, if a disposition is requested by a Participant, shall be for the account of such Participant.

6.8	Right to Withdraw Vested Assets

(a)	A Participant may by filing a Participant’s Election, at any time and from time to time, withdraw all or part of his or her Vested Assets from his or her Participant Account, subject to the terms and conditions of the RRSP (if applicable), in cash or in Participant Account Assets, as elected in the Participant’s Election, provided however, that if the Participant (i) makes any withdrawal within the first 12 calendar months of his or her Enrollment Date, or (ii) makes more than two withdrawals in a Plan Year from a Participant Account (including transfers to the TFSA or other external accounts or requests for a direct registration system advice), the Participant’s payroll deductions shall be cancelled immediately and such Participant’s participation in the Plan shall be suspended and such Participant shall not be eligible to resume payroll deductions for a period of six months from the date of suspension. In addition to the two permitted withdrawals in (ii) above, each Participant may make one additional transfer of Vested Shares from his or her Participant Account to a TFSA and one additional transfer of Vested Shares from his or her Participant Account to the TELUS Foundation in each Plan Year without such Participant’s participation in the Plan being suspended.

(b)	Within 7 Business Days after receiving a Participant’s Election, the Record Keeper shall carry out the instructions contained therein. Any fractional Common Shares credited to the Participant's Account shall be disregarded on any sale or transfer and the Participant shall be entitled to receive the cash equivalent thereof. Any Unvested Assets will remain in the Participant Account and may be withdrawn or transferred in accordance with the Plan after vesting.

6.9	Deemed Termination

If for any period of 12 calendar months any Participant Account shall not increase by the acquisition of one whole Common Share during that period, the Company shall have the option to require that Participant to terminate his or her participation in the Plan and withdraw all of his or her Vested Assets in the manner as set forth in Section 6.8 in cash or Participant Account Assets upon giving that Participant written notice. If no election under Section 6.8 is made by the Participant within a period of 30 days after notice from the Company, the Participant shall receive a direct registration system advice for the whole number of Vested Shares held in his or her Participant Account and payment for any fraction of an interest in a Vested Share shall be calculated as provided in Section 6.8(b). Such Participant shall not be entitled to enroll in the Plan for a period of 6 months from the date of such termination. Any Unvested Assets will remain in the Participant Account and may be withdrawn or transferred in accordance with the Plan after vesting or as directed by the Employer.

6.10	Termination of Participation

A Participant may terminate participation in the Plan at any time by cancelling payroll deductions as outlined in Section 4.1(c) and by delivering a Participant’s Election to the Administrator in respect of all Vested Assets. The Administrator will instruct the Record Keeper to terminate the Participant Account in accordance with the termination instructions. The Record Keeper shall instruct the Trustee of such Participant’s Election and payment for any fractional interest in a Vested Share shall be calculated as provided in Section 6.8(b). Such Participant shall not be entitled to enroll in the Plan for a period of 6 months from the date of such termination. Any Unvested Assets will remain in the Participant Account and may be withdrawn or transferred in accordance with the Plan after vesting or as directed by the Employer.

ARTICLE 7

VOTING AND HOLDING OF SECURITIES

7.1	Voting

The Common Shares (including Unvested Shares) contained in a Participant Account shall be voted by the Trustee in accordance with the directions, if any, of the Participant, subject to the terms and conditions of the RRSP.

7.2	Securities Held by Trustee

All warrants, options or rights received on any Common Shares held in the Plan shall be sold by the Trustee on behalf of the Participants.

Dividends on Common Shares held in the Plan and proceeds from the sale of any options, rights or warrants, received by the Trustee for Common Shares shall be allocated by the Record Keeper to the appropriate Participant Account based on the number of Common Shares in such account.

7.3	Notices to Participants

All financial statements, information circulars, annual reports, proxies, information and documents sent by the Company from time to time to holders of Common Shares (the “Shareholder Documents”) shall be delivered or sent to Participants by the Company on behalf of the Trustee, or by the Trustee, as the case may be, in an electronic format, unless the Company, through its Investor Relations department, has received a written request from a Participant to have the Shareholder Documents sent to them in paper format. All Shareholder Documents sent in electronic format as herein provided shall be deemed to have been sent and delivered to all Participants.

ARTICLE 8
TERMINATION OF EMPLOYMENT

8.1	Termination Settlement

If a Participant ceases to be an Employee for any reason, including by reason of death or retirement, the Participant shall be deemed to have ceased to be a Participant in the Plan, payroll deductions will be cancelled and the Participant Account of such Participant shall be terminated. Upon receipt of notification from the Employer that such Participant has ceased to be an Employee (other than on account of the death of such Employee) and if the Record Keeper does not receive a Participant’s Election from such Participant within 30 days, the Record Keeper shall instruct the Trustee to send to the Participant all Vested Assets of such Participant registered in the name of such Participant including, if applicable, a payment for the value of any uninvested funds or any fractional interest in Common Shares held in the Participant Account for such Participant, such fractional interest to be valued as provided in Section 6.8(b) hereof. If a Participant’s Election is received by the Record Keeper from such Participant, the Record Keeper shall instruct the Trustee to carry out the instructions contained therein within 10 Business Days of receipt of same and payments shall be made to that Participant within 15 Business Days. Any Unvested Assets will vest on the day the Participant ceases to be an employee and form part of the Participant Account Assets unless such Unvested Assets have been forfeited in accordance with Section 8.2.

8.2	Termination with Cause

Where a Participant’s employment is terminated with cause, Unvested Assets will be forfeited as of the effective date of the termination and debited from the Participant Account, and the Participant will have no claim to them. In the event that a Participant’s Unvested Assets are forfeited, such Unvested Assets shall be credited to the Plan and until directed by the Employer, either be allocated by the Trustee to satisfy future Employer Contribution obligations in accordance with Section 5.3 or sold by the Trustee whereby the proceeds shall revert to the Employer.

8.3	No Contributions in Last Pay Period

Where employment is terminated, for any reason, with or without cause, there will be no Employer Contributions or Participant Contributions made during the last pay period of employment.

8.4	Discharge of Obligations

Settlement in the manner herein provided shall serve as full discharge of all obligations of the Employer, the Record Keeper and the Trustee to a Participant under the Plan.

ARTICLE 9

DEATH, DISABILITY, OR LEAVE OF ABSENCE

9.1	Entitlement of a Beneficiary

If a Participant should die during any period of employment, the Beneficiary or estate of the deceased Participant, as the case may be, shall be entitled to receive all Participant Account Assets of such deceased Participant or cash in lieu thereof as calculated hereunder.

9.2	Disability or Leave of Absence

In the event that a Participant becomes disabled or takes a leave of absence, and accordingly, has no Eligible Compensation during the period of disability or leave, no Employer Contributions or Participant Contributions shall be made in respect of such Participant. Continued participation in the Plan or disposition of the Participant Account is at the discretion of the Participant. The Participant must comply with Section 6.8(a) and 6.9 above.

ARTICLE 10
BENEFICIARIES UNDER RRSP

10.1	Trustee Duties

Upon receiving authorized direction from the Record Keeper, if, at the death of a Participant, the person designated as the Beneficiary for an RRSP shall not be living, such amount as may be payable on or after the Participant’s death shall be paid to the estate of the Participant.

10.2	Obligations of Beneficiary

The Trustee may require the execution and delivery of additional documents by a Beneficiary in order to be assured that the assets under the RRSP or TFSA are properly distributed in accordance with the terms hereof.

ARTICLE 11

PLAN AMENDMENT, TERMINATION AND INTERPRETATION

11.1	Plan Amendment or Termination

The Employer reserves the right to discontinue use of payroll deductions at any time and further reserves the right to amend or terminate the Plan, in whole or in part at any time. Any such amendment or termination will not result in the forfeiture of any funds deducted from the salary of any Participant or contributed by the Employer on behalf of any Participant prior to the date of amendment or termination of the Plan.

11.2	Trustee Duties

No amendment, change or modification shall be made to the Plan which will, without the Trustee’s written consent, alter the duties of the Trustee.

11.3	Termination of Plan

Upon the termination of the Plan for any reason whatsoever, and upon receipt of authorized instruction from the Record Keeper, the Trustee shall send to each Participant all of the Participant Account Assets of such Participant registered in the name of such Participant. Fractional Common Shares credited to the Participant's Account shall be disregarded on any termination of the Plan and the Participant shall be entitled to receive the cash equivalent thereof. Any Unvested Assets will vest upon termination of the Plan and form part of the Participant Account Assets unless such Unvested Assets have been forfeited in accordance with Section 8.2.

ARTICLE 12

GENERAL PROVISIONS AND ADMINISTRATION

12.1	Voluntary Plan

This Plan is a voluntary program on the part of the Employer and shall not constitute a consideration for, an inducement to or condition of the employment of any Employee. Nothing contained in this Plan shall give any Participant the right to be retained in the service of the Employer nor shall it interfere with the right of the Employer to discharge any Employee whether a Participant or not at any time. Participation in this Plan will not give any Participant or Beneficiary any right or claim to any benefit except to the extent provided for in the Plan. Dismissal for cause shall not result in a Participant’s forfeiture of vested rights.

12.2	The Administrator

The Plan will be administered on behalf of the Employer by the Administrator who is empowered to make and enforce rules with respect to the administration of the Plan, to resolve any ambiguities and to decide questions of eligibility to participate in the Plan on behalf of the Employer. The Administrator may participate in the Plan, if otherwise eligible. The Administrator shall from time to time be entitled to determine additional investments to be included in the authorized investments as set forth herein or as from time to time determined by the Administrator.

12.3	Employer’s Liability

The Employer’s liability under this Plan to Participants and Beneficiaries shall be limited to contributions required by Article 5.

12.4	No Assignment

Except as provided in Article 10 hereof, any benefits payable under the terms of this Plan are for the Participant’s own use and benefit, are not capable of assignment, alienation or surrender without the prior written consent of the Employer, and do not confer upon any Participant, Beneficiary, personal representative, dependent, or any other person, any right or interest in the benefits, if any, capable of being assigned, surrendered, or otherwise alienated.

12.5	Applicable Law

The Plan shall be governed, construed and administered in accordance with the laws of the Province of British Columbia.

12.6	Bankruptcy of Employer

If the Employer is wound up or is or becomes bankrupt, the Participant Account Assets shall, within 90 days thereof, be distributed to Participants on the basis provided in Section 8.1 hereof.

12.7	Trustee

The Employer shall appoint the Trustee or Trustees and shall enter into a Trust Agreement with such Trustee or Trustees. The Trustee shall not be liable to any Participant for any loss resulting from a decline in the market value of any securities purchased by the Trustee on behalf of Participants. The Trustee shall not be liable for any change in the price of securities between the time of an Employer Contribution or a Participant Contribution and the time such purchase or sale takes place, provided that the Trustee, having received proper investment instructions, uses all reasonable efforts to invest such funds on the Investment Date.

12.8	Further Agreements

The Employer may from time to time enter into agreements with the Trustee or other parties and may take such other steps as the Employer may deem necessary or desirable to place this Plan into effect or carry it out.

12.9	Administration by Record Keeper

The Record Keeper shall operate and administer all Participant Accounts in accordance with this Plan, the terms of the Trust Agreement and the Act.

12.10	Records

The Record Keeper shall keep or cause to be kept such records and open and maintain accounts in the names of the Participants as may be necessary or appropriate for the efficient and effective administration of the Plan. Records of the Record Keeper, Trustee and the Employer shall be conclusive as to all matters involved in the administration of the Plan.

12.11	Issue of Statements

The Employer will cause the Record Keeper to provide, at a minimum, an annual account statement to each Participant setting forth the status of each Participant’s Account.

12.12	Expenses

All expenses reasonably incurred in connection with the operation, administration and normal record keeping of the Plan, including compensation of the Record Keeper and Trustee, will be paid by the Employer.

12.13	Tax Information

The Record Keeper shall issue to all Participants, on a timely basis, the income tax reporting information which is required by the Act and the regulations passed pursuant thereto.

12.14	Enurement

The rights and obligations of such Employer, the Record Keeper, the Trustee and the Participants pursuant to this Plan shall be binding upon and shall enure to the benefit of each Employer, the Record Keeper, the Trustee and the Participants, respectively, and each of their permitted successor and assigns. The rights and obligations of the Record Keeper, the Trustee and the Participants under this Plan may not be assigned. The rights and obligations of an Employer under this Plan may be assigned by such Employer to a successor in the business of such Employer or to a corporation with which such Employer may amalgamate or merge or a corporation resulting from any reconstruction or reorganization of such Employer.

12.15	Severability

If any provisions of this Plan or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of the Plan and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.